UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 17, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714
  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A
 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As reported in VoIP, Inc.’s (the “Company”) Form 8-K filed on December 5, 2007, Shawn Lewis resigned as the Company’s Chief Operating Officer and Chief Technology Officer on December 4, 2007.  As reported in the Company’s Form 10-Q filed on November 14, 2007, the Company entered into several employment agreements with Mr. Lewis which provided for, among other things, his right to receive sufficient additional common shares of the Company to assure that he maintained a minimum of 8% beneficial ownership of the Company's fully diluted common shares, before considering stock sales.

Also as previously reported in the Company’s Form 10-Q filed on November 14, 2007, the Company was in default for nonpayment of a $300,000 note payable to Mr. Lewis (the “Note”), resulting in the Company incurring default-related penalties totaling $850,000. Also as previously disclosed, to partially address this, the Company assumed Mr. Lewis's personal obligations under a $300,000 note payable to Black Forest International, LLC.

On December 17, 2007 the Company and Mr. Lewis entered into a Settlement Agreement and Release, whereby Mr. Lewis waived all claims related to his previous employment agreements and the Note. Mr. Lewis also agreed to limited non-compete and non-solicitation provisions for 90 days, renewable monthly at the Company’s option for up to six months, at $22,000 per month. The terms of the Settlement Agreement and release include the following provisions:

1.	The Company will pay Mr. Lewis the sum of $115,000, in three monthly installments.
2.
The Company will issue to Mr. Lewis shares of its common stock, to be freely tradable pursuant to Section 3(a)(10) of the Securities Act of 1933 subject to court approval. The number of shares so issued will be the greater of: (a) 1,700,000 shares; or (b) the number of shares equivalent to $170,000 of value based on the Company's quoted stock price prior to initiating the Section 3(a)(10) proceedings.

In conjunction with the Settlement Agreement and Release, the Company is expected to recognize a related loss of approximately $600,000 in the fourth quarter of 2007, comprised of accelerated amortization of previous stock compensation, partially offset by the excess of the liabilities previously accrued on the Company’s consolidated balance sheet over the expected cash payments and stock issuance in #1 and #2 above.

Item 1.02	Termination of a Material Definitive Agreement.

See Item 1.01 above.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.

Date: December 20, 2007	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer